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EXHIBIT 10.9

COAL SUPPLY AGREEMENT BETWEEN WILLIAMS BULK TRANSFER INC. (“WBT”) AND LINCOLNWAY ENERGY, LLC (“LWE”)*
This coal supply agreement (“Agreement”) is made and entered into as of this 14th day of July 2005, by and between Williams Bulk Transfer Inc., an Iowa Corporation with offices in Williams, Iowa (“WBT”), and Lincolnway Energy, LLC, an Iowa Corporation with offices in Nevada, Iowa (“LWE”).
IN CONSIDERATION OF the following terms and mutual promises set forth herein, WBT agrees to deliver Coal (as defined in Section 3) to LWE’s ethanol plant near Nevada, Iowa (“Plant”), and LWE agrees to purchase and accept delivery of such Coal at the price and on the terms and conditions stated in this Agreement.
1. TERM
This Agreement shall commence on the day first signed above and expire as of January 1, 2008 (“Term”).
2. QUANTITY
WBT shall provide to LWE up to 120,000 Tons of Coal per year at a per Ton price equal to the Coal and Transportation Price for Coal (as defined in Sections 5 and 8) plus any subsequent price adjustments (see Sections 6 and 9) for the Term of this Agreement WBT shall make best efforts to maintain at all times a minimum of a twenty (20) day supply inventory of Coal at its terminal strictly for the benefit of LWE. If LWE fails to purchase a minimum of 40,000 Tons of Coal for the calendar year beginning January 1, 2006 and a minimum of 80,000 Tons of Coal for the calendar year beginning January 1, 2007 (“Minimum Quantity Requirement”), LWE shall pay WBT (i) $12.00 per Ton of Coal multiplied by the difference between the Minimum Quantity Requirement and the actual Tons of Coal purchased by LWE for the respective calendar year, less (ii) any amounts that WBT recovers by mitigating its damages. For purposes of this Agreement, “Ton” shall mean 2,000 pounds avoirdupois
3. SOURCE AND COAL
“Coal” shall mean a Sub-bituminous coal with a Standard Transportation Commodity Code (STCC) as published in STCC-6001 (series), starting with the digits 11-21 (series). Coal shall not include beneficiated, enhanced, or synthetic coal; provided, however, coal treated with additives used exclusively for dust control or to reduce freezing shall not be considered “enhanced”.
“Source” shall mean the Powder River Coal Company’s North Antelope/Rochelle complex located in Campbell or Converse County, Wyoming. Source Coal shall comply with the specifications set forth in Section 11 herein.

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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WBT shall have the right, but not the obligation, to deliver raw subbituminous coal from mines other than the Source (“Substitute Coal”) to LWE, with 120 days prior written consent of LWE, which consent shall not be unreasonably withheld. The Substitute Coal shall be of similar quality to the Source Coal.
4. BACKUP SUPPLY
Within 90 days of execution of this Agreement, WBT shall provide to LWE proposals for procuring backup coal supplies. These proposals shall include the price, quality, quantity and timeliness of receipt of any backup coal. Backup coal proposals shall include coal of similar quality to that of the Source.
5. TRANSPORTATION PRICE
“Transportation Price” shall consist of the following components: (i) the cost of transloading Coal at WBT (ii) the cost of transporting the Coal from the Source to WBT via Burlington Northern Santa Fe Railroad (“BNSF”) and Canadian National Railroad (“CN”) (iii) the cost of transporting the Coal from WBT to the Plant via motor transportation. As of January 15, 2005, LWE’s Transportation Price for Coal shall be [ * ] per Ton. This Transportation Price is subject to various price adjustments as contained in Section 6 (“Transportation Price Adjustments”).
6. TRANSPORTATION PRICE ADJUSTMENTS
A.	Beginning April 1, 2005, and each July 1, October 1, January 1 and April 1 thereafter, the Transportation Price will be adjusted by 100% of the percentage change since the previous adjustment in the Rail Cost Adjustment Factor, Unadjusted for Productivity (“RCAFU”), as approved by the Surface Transportation Board pursuant to Ex Parte No.290 (Sub-No.5) (“Adjusted Rates” or “Adjusted Charges”). In no case shall the Adjusted Rates or Adjusted Charges fall below the level of the initial Transportation Price.

B.	A Fuel Surcharge shall apply to the Price. For every [ * ] per gallon above [ * ], the Price shall increase by [ * ] per Ton. The Price shall be adjusted once each month for fuel. The index governing the surcharge is the Energy Information Administration’s average price in cents per gallon for Retail On-Highway Diesel Fuel for the United States (US). The parties agree that the price published on the last Monday of each month shall apply to the following month. Diesel price information is available by calling the Energy Information Administration’s Diesel Fuel Motor & Gasoline Hotline at (202) 568-6966, or under “Featured Topics” on the Administration’s web page at www.eia.doe.gov. The surcharge amount shall be round to the nearest one hundredth.
7. DELIVERY INFORMATION
To enable LWE to track shipments of the Coal to its plant via rail or truck, WBT shall provide delivery information to LWE upon reasonable written request (“Delivery Information”). For purposes of this section, a request sent via email or facsimile shall constitute a valid written request. In no event shall WBT be required to provide this information to LWE on greater than a

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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daily basis. WBT shall also promptly notify LIVE of any potential delivery problems within 24 hours of when it becomes aware of the problem (e.g., damage to WBT terminal, train derailment, etc.).
8. COAL PRICE
The “Coal Price” per calendar year shall be as follows based on a heat content of 8,880 Btu’s per pound and subject to the Coal Price Adjustments in Section 9:

2005	[ * ] per ton
2006	[ * ] per ton
2007	[ * ] per ton
9. COAL PRICE ADJUSTMENTS
Coal Prices are subject to adjustments for changes in laws and regulations enacted and in force or expiring during the Term of this Agreement that change Source’s cost of producing, selling, loading, or shipping coal during the Term of this Agreement. Such adjustments to the Coal Price because of changes in laws or regulations shall be added to or subtracted from the Coal Price on a direct pass-through basis. The Coal Prices stated in Section 6 includes reimbursement to Source of all environmental, land restoration and regulatory costs, including without limitation any reclamation costs required under applicable federal, state or local law in effect as of December 10, 2004. The Coal Price shall also be subject to BTU and S02 adjustments as set forth herein.
The federal statute (30 U.S.C. Section 1232) that provides for collection of the Federal Reclamation Fee for Abandoned Mine Lands (“AML”) is scheduled to expire on June 30, 2005, except that portion of the statute that provides for collection of fees to be transferred to the United Mine Workers of America Combined Benefit Fund. Notwithstanding anything contained herein to the contrary, this scheduled partial expiration of the statute and any change in regulations to implement it will have no effect on the base price of coal purchased and sold pursuant to this Agreement. If the federal government makes additional changes in the AML fees, beyond those now scheduled to take effect, those changes shall be passed through to the base price of coal purchased and sold pursuant to this Agreement only to the extent that they cause the AML fee to exceed $0.350 per ton.
Adjustment for Inflation. The Coal Prices per ton set forth in Section 8 shall be increased or decreased for each percentage point of change, or proportionately for fractional parts of a percentage point of change, to reflect changes in the following indices. The Coal Price will be allocated per the index weights detailed below. Changes shall become effective semi annually as of January 1, and July 1 of each year, beginning July 1, 2005, and shall be based upon the preliminary indices for November and May respectively. The index base and base amounts shall be the following:

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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	Index
	Weight	Index Base
CPI (W) **	30%	186.8	Preliminary November 2004
PPI industrial Commodities - Less Fuel & Pwr**	32%	154.9	Preliminary November 2004
#2 Diesel Fuel wpu 0573- 03**	8%	159.7	Preliminary November 2004
GDP-1PD***	15%	108.452	Q3 2004
Prime Rate****	15%	5.25	December 31, 2004

**	U.S. Department of Labor, Bureau of Labor Statistics, Not Seasonally Adjusted.

***	U.S. Department of Commerce, Bureau of Economic Analysis, Price Indexes for Gross Domestic Product, Expanded D / Table 1.5.4 / Seasonally Adjusted.

****	Prime Rate of interest as reported in the money rates section of the Wall Street Journal for the last business day of the quarter — as published on the subsequent business day.
The impact of the semi-annual escalations, on a net basis, as weighted above shall not impact the Base Price until they exceed an Embedded Escalation Deadband, on a semi-annual basis, as follows:
EMBEDDED ESCALATION DEADBAND
2005-2007

	Semi-Annual	Cumulative
Escalation Date	Increase	Increase
Jul 1, 2005	[ * ]	[ * ]
Jan 1, 2006	[ * ]	[ * ]
Jul 1, 2006	[ * ]	[ * ]
Jan 1, 2007	[ * ]	[ * ]
Jul 1, 2007	[ * ]	[ * ]
Notwithstanding anything contained herein to the contrary, in no event shall the Coal Price as adjusted pursuant to this agreement at any time be less than the original Coal Price stated in Section 8, by calendar year, as set forth above .
If the basis for any of the index numbers is changed, said index shall be adjusted to take into account such changed basis. In the event any designated index is discontinued or altered, becomes unavailable, or is no longer applicable, the Parties shall undertake to agree on a substitute index or a substitute method of cost adjustment which most closely matches the economic structure of the discontinued or altered index. If the Parties fail to reach agreement on the substitute index or method within 90 days, then the substitute index or substitute method of

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

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cost adjustment shall be submitted to arbitration and resolved. The values to perform the calculations set forth in this section shall be rounded to three decimal places.
A hypothetical Coal Price escalation for illustration purposes only is attached hereto as Exhibit B.
Adjustments for BTU and Sulfur Dioxide., The Coal Price delivered during a calendar month shall also be adjusted for variations in calorific value and sulfur dioxide. Adjustments shall be added to or subtracted from, as the case may be, the Coal Price determined in accordance with Section 8 hereof. The adjustments shall be calculated as follows:

Btu Adjustment Per Ton = (P + $10.00 ) x	( AR – BB )

BB
     Where:

P	=	The Price of coal per ton delivered during the month per Section 6,

AR	=	The monthly weighted average “As-Received” Btu’s per pound of the respective coal delivered to Buyer; and,

BB	=	The Base Btu’s per pound of the respective coal delivered to Buyer during the month; the BB value = [8,800]
SO2 Adjustment PerTon= ((BSD-ARSD)* (Monthly SO2 value/2000)) * 17.6
     Where:

Monthly SO2 value = The simple arithmetic average of all SO2 allowance prices published in Air Daily for the applicable month.

ARSD	=	The monthly weighted average “As-Received Sulfur Dioxide” expressed in pounds per million BTU of the respective coal delivered to Buyer; and,

BSD	=	The Base Sulfur Dioxide per pound of the respective coal expressed in pounds per million BTU during the month. BSD = .55
10. COAL ANALYSIS
The Coal Analysis shall be determined by representative samples of each train which shall be taken at the Source in accordance with ASTM Standard D2234, employing increment collection method, Classification I-B-1. Samples shall be analyzed in conformance with current ASTM standards by Source’s independent contractor. The contractor shall perform a short proximate and sodium analysis on one sample split from each trainload on an “as received” basis in accordance with ASTM standards. WBT shall provide LWE with these results as reasonably requested.
LWE may perform, at its discretion, its own analysis of the calorific value and sulfur dioxide content of the Coal. The Coal Analysis shall be performed and analyzed pursuant to the same procedures and standards as at the Source. If the results from LWE’s testing conflict with the

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results provided by WBT, then LWE may require that the same analysis be performed by a third contractor the identity of which the parties shall mutually agree upon in good faith and without unreasonable delay. The third party may consider the data and conclusions from the first two analyses when reaching its own independent results. The results of the third party’s analysis shall determine the quality of the subject Coal. If the third party determines that its results are substantially similar to the results provided by WBT, then LWE shall be responsible for all costs associated with performing the third analysis. However, if the third party determines that its results are not substantially similar to the results provided by WBT, then (i) WBT shall be responsible for all cost associated with performing the third analysis, and (ii) the Coal Price for all of the Coal delivered to LWE in the train containing the subject Coal shall be adjusted for the variations in calorific value and sulfur dioxide in accordance with Section 9 and any other significant diminutions in value.
11. COAL QUALITY
Exhibit A, which is incorporated herein by this reference, identifies the coal quality specifications for the coal from the Source Mine.
12. METHOD OF PAYMENT
WBT shall invoice LWE for then current combined Coal and Transportation Price when Coal is delivered to the Plant, and calculated based on the outbound certified scale weights at WBT. Such invoices shall occur at least twice monthly as agreed between WBT and LWE.
LWE shall pay WBT within ten (10) days after LWE’s receipt of such invoices. Late payments shall carry a delinquent charge of one and one-half percent (1.5%) of the amount invoiced per month with interest accruing the day after the due date.
13. OPERATING PROCEDURE
WBT and LWE have agreed to use their best efforts in good faith to jointly develop a written operating plan containing Coal delivery schedules and other plans and procedures for development of the most efficient and effective Coal delivery system. The operating plan shall be completed by the parties within 200 days of execution of this Agreement.
14. REMEDY AND LIMITATIONS OF LIABILITY
LWE’s sole remedy for breach of the Agreement by WBT shall be the remedy of damages specified in this Agreement. NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INCIDENTAL, SPECIAL, EXTRAORDINARY, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR REVENUE, LOSS OF USE OF POWER SYSTEM OR OTHER SYSTEMS, COST OF CAPITAL, COST OF PURCHASED OR REPLACEMENT POWER, OR FUEL COST DIFFERENTIAL.
The remedy set forth in these general provisions are exclusive, and the sum total liability of WBT to LWE with respect to this Agreement, or anything done in connection therewith, such as the

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performance or breach thereof, whether in contract, in tort (including negligence) or under any warranty or otherwise, shall not exceed the total amount of fees for Coal paid by LWE to WBT under this Agreement.
15. INDEMNIFICATION
LWE agrees to assume all risk of loss and to defend, indemnify and hold WBT, its officers, directors, employees, agents and representatives harmless from and against any and all claims, liabilities, damages, losses, costs or expenses of whatever nature or character for all injuries or damage of any type to any person or property, including, without limitation, injuries or damage of third parties or employees of both parties and damages to LWE’S property, the Plant, or LWE’s equipment or facilities, occasioned wholly or in part as a result of LWE’s willful misconduct, negligence, or purchase and burning of Coal purchased under this Agreement or relating to pollution, contamination or adverse effects on the environment, due to, but not limited to, the disposal, discharge, escape, dispersal, release or saturation of smoke, vapors, soot, fumes, acids, alkalies, toxic chemicals, liquids, gases, or hazardous substances as defined under 455B of the Code of Iowa, into the atmosphere, or on, onto, in or into the surface or subsurface soil, ground water, or surface waters.
Notwithstanding the foregoing, any pollution, contamination or adverse effects on the environment that result either during or from the Transportation of Coal shall be the sole responsibility of WBT. Transportation of Coal shall be deemed complete once a truck is at LWE’s coal receiving hopper and ready to discharge coal. WBT agrees to assume all risk of loss and to defend, indemnify and hold LWE, its officers, directors, employees, agents and representatives harmless from and against any and all claims, liabilities, damages, losses, costs or expenses of whatever nature or character for all injuries or damage of any type to any person or property, including, without limitation, injuries or damage of third parties or employees of both parties and damages to WBT’s property or WBT’s equipment or facilities, occasioned wholly or in part as a result of WBT’s willful misconduct, negligence, or transportation of Coal to LWE’s facilities.
16. COMMUNICATION BETWEEN THE PARTIES
All communications related to this Agreement shall be to the persons listed below or to such other persons as the parties may specify in writing:
General Manager
Lincolnway Energy, LLC
975 West Lincoln Highway
Nevada, Iowa 50201
Williams Bulk Transfer
Attn: Craig Kundert, Superintendent
100 Railroad Road
Williams, Iowa 50271
With Copies To:
Williams Bulk Transfer
Attn: Paul Treangen, President
233012 Street SW

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Cedar Rapids, Iowa 52404
Any notice, request, or demand pertaining to matters of an operating nature may be delivered by mail, messenger, telephone, telegraph, facsimile or verbally to such agent of the party being notified as may be appropriate, and if given by telephone, telegraph or through other or verbal communications, said communications shall be confirmed in writing upon request.
17. NO THIRD PARTY BENEFICIARIES
Nothing in this Agreement is intended to confer, nor shall it be asserted or construed as conferring, any rights or benefits upon any other person or entity not a party to this Agreement, including, but not limited to, any such rights or benefits which may be asserted by any person or entity as a purported third party beneficiary.
18. FORCE MAJEURE
It is understood that unavoidable delays may result from causes which are reasonably beyond the control of the parties, including, but not limited to, the following: acts of providence, floods, fortuitous events, unavoidable accidents, riots, strikes, lockouts, and any other unforeseen act beyond the reasonable control of either party, and not due to either party’s negligence, which interferes with the production, loading, transportation, unloading, or consumption of the Coal (“Force Majeure”). Force Majeure shall include the occurrence or declaration of force majeure by the Source Mine, Burlington Northern and Santa Fe Railway Company, Canadian National Railroad, Williams Bulk Transfer, or Ben Shinn Trucking, as limited by the definition of such term under WBT’s agreement with the party declaring force majeure attached as additional Exhibits hereto. Should the progress of the delivery of Coal be delayed at any time for such causes, the affected party shall at once notify the other party in writing of the occurrence. If because of Force Majeure either LWE or WBT is unable to carry out its obligations under this Agreement, except obligations to pay or expend money for Coal already delivered, then the obligations of such party shall be suspended to the extent made necessary by such Force Majeure and during its continuance, provided such Force Majeure is removed, remedied and/or damages there from mitigated through good faith and reasonable efforts insofar as possible and economically practicable with all reasonable dispatch and further provided, that such party shall not be excused from tendering partial performance if the same is possible.
Notwithstanding the foregoing, it is agreed that neither party shall be required to settle, resolve or interfere in a strike or lock-out. Any deficiency in Coal Tonnage to be delivered under this Agreement caused by Force Majeure shall made up by mutual consent of LWE and WBT.
19. ASSIGNMENT
This Agreement shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties, but shall not be assigned without the written consent of the other, which consent shall not be unreasonably withheld.
17. INDEPENDENT TERMS

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Each term and condition of this Agreement is deemed to have independent effect and the invalidity of any partial or whole paragraph or article shall not invalidate the remaining paragraphs or articles.
21. DISPUTES AND GOVERNING LAW
Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, unless such dispute can be amicably settled by the parties, shall be settled by arbitration in Iowa in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.. This Agreement shall be governed by the laws of the State of Iowa, notwithstanding its conflict of law rules.
22. INDEPENDENT CONTRACTOR
The relationship of LWE to the WBT shall be that of a provider of coal acting as an independent contractor for purposes of this Agreement.
23. CONTRACT DOCUMENTS
This Agreement constitutes the entire understanding between the parties making all other representations null and void.
24. CONFIDENTIALITY OF AGREEMENT
LWE and WBT consider this document and its content to be proprietary .The parties agree to exert the same efforts to prevent or limit disclosure as it would on behalf of similar proprietary information of their own. The parties agree to make reasonable efforts to prevent or limit disclosure, and, where disclosure is permitted herein or required by law, to limit the extent of inspection of this Agreement by third parties to the extent possible. The parties also agree to notify the other of any intended disclosure at the earliest opportunity. Notwithstanding the foregoing, WBT may disclose the terms of this Agreement to the Source, the Burlington Northern and Santa Fe Railway Company, Canadian National Railroad, and ! or Ben Shinn Trucking or their successors and assigns and either party may disclose the terms of this Agreement in order to comply with any applicable law, order, regulation, or rule and to the extent necessary for the enforcement of this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement in their respective corporate names as of the date first above written.

WILLIAMS BULK TRANSFER, INC.		LINCOLNWAY ENERGY, LLC

BY:	/s/ Paul Treangen	BY:	/s/ Richard J. Brehm

ITS:	President	ITS:	CEO

ALLIANT ENERGY CORPORATION

BY:	/s/ William D. Harvey

ITS:	President & CEO

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EXHIBIT A
GUARANTEED COAL QUALITY SPECIFICATIONS
North Antelope Rochelle Mine (“NARM”)

Typical Monthly Weighted
Average, As-Received Basis, from
NARM

Gross Calorific Value, Btu/lb	8,800
Moisture, %	27.40
Ash, %	4.5
Sulfur Dioxide, Ib/MMBtu	0.52
Fines	27%

REJECT QUALITY on a
Trainload, as-received basis
from NARM

Btu/lb	Less than 8,500 Btu/lb
Moisture, %	Greater than 29%
Ash, %	Greater than 8.0%
Sulfur Dioxide, lb/MMBTU	Greater than 1.2 Ib/MMBtu
Fines (<1/4 inch)	Greater than 35%

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EXHIBIT B
HYPOTHETICAL ESCALATION
July, 2005

Base Price	[ * ]
Laws Adjustment	[ * ]

Subtotal	[ * ]
Government Imposition (5)	[ * ]

Escalation Price	[ * ]

		Year One						Adjusted
	Index	Base	Base (1)	Revised (2)	Adjustment			Base
Index Utilized	Weight	Amount	Index	index	Amount			Price
CPI (W)	30%	[ * ]	[ * ]	[ * ]		[ * ]
PPI	32%	[ * ]	[ * ]	[ * ]		[ * ]
#2 Diesel (057303)	8%	[ * ]	[ * ]	[ * ]		[ * ]
GDP-1PD	15%	[ * ]	[ * ]	[ * ]		[ * ]
Prime Rate Embedded Escalation	15%	[ * ]	[ * ]	[ * ]		[ * ]
Deadband (3)						[ * ]

Subtotal		[ * ]			$	[ * ]	(4)	$	[ * ]
Laws Adjustment		—				0.000			—
Government Imposition (5)		[ * ]			$	[ * ]		$	[ * ]

Total		[ * ]			$	[ * ]		$	[ * ]

(1)	Base indices are established per Coal Supply Agreement

(2)	Index for the date established per Coal Supply Agreement

(3)	Per Section 7 of Coal Supply Agreement.

(4)	The sum of the above adjustment or zero, whichever is greater.

(5)	Assumes portions of the Abandoned Mining Land Fee expire July 1, 2005, as per Section 7 of Coal Supply Agreement

*	Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.